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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                         INTERNATIONAL NETWORK SERVICES
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 460053  10  1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Donald K. McKinney, Trustee of the McKinney Family Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          10,580,114
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          10,580,114
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      10,580,114
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      32.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Rebecca McDaniel McKinney, Trustee of the McKinney Family Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          10,578,581
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          10,578,581
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      10,578,581
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      32.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460053 10 1                                          Page 4 of 7 Pages
         -------------

Item 1.
     (a) Name of Issuer:  International Network Services

     (b) Address of Issuer's Principal Executive Offices:
               1213 Innsbruck Drive
               Sunnyvale, California 94089

Item 2.
     (a)  Name of Person Filing:
               Donald K. McKinney and Rebecca McDaniel McKinney,
               Trustees of the McKinney Family Trust

     (b) Address of Principal Business Office or, if none, Residence: c/o International Network Services
               1213 Innsbruck Drive
               Sunnyvale, California  94089

     (c)  Citizenship:  USA

     (d) Title of Class of Securities:  Common Stock

     (e)  CUSIP Number:  460053 10 1

Item 3.  Not Applicable

Item 4.  Ownership

     (a)  Amount Beneficially Owned:

              Donald K. McKinney (1)         10,580,114 (2)
              Rebecca McDaniel McKinney (1)  10,578,581 (3)

     (b)  Percent of Class:  32.8%

     (c) Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:
                       Donald K. McKinney (1)                10,580,114
                       Rebecca McDaniel McKinney (1)         10,578,581

           (ii)    shared power to vote or to direct the vote:  None
           (iii)   sole power to dispose or direct the disposition of:
                       Donald K. McKinney (1)                10,580,114
                       Rebecca McDaniel McKinney (1)         10,578,581
           (iv)    shared power to dispose or direct the disposition of:  None

(1) Donald K. McKinney and Rebecca McDaniel McKinney are trustees of the McKinney Family Trust which owns 10,578,581 shares of Common Stock of International Network Services. Each trustee, acting alone, has the power to vote or dispose of the shares.
(2) Includes 1,533 shares of Common Stock held of record by Donald K. McKinney.
(3) Excludes 1,533 shares of Common Stock held of record by Donald K. McKinney.

CUSIP No. 460053 10 1                                          Page 5 of 7 Pages
         -------------

Item 5.  Not Applicable


Item 6.   Not Applicable


Item 7.   Not Applicable


Item 8.   Not Applicable


Item 9.   Not Applicable


Item 10.  Not Applicable

CUSIP No. 460053 10 1                                          Page 6 of 7 Pages
         -------------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date:  February 10, 1998


                                        /s/ Donald K. McKinney
                                      ----------------------------------------
                                        Donald K. McKinney,
                                        Trustee of the McKinney Family Trust


                                        /s/ Rebecca McDaniel McKinney
                                      ----------------------------------------
                                        Rebecca McDaniel McKinney,
                                        Trustee of the McKinney Family Trust

CUSIP No. 460053 10 1                                          Page 7 of 7 Pages
         -------------


                                   EXHIBIT A
                                   ---------

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     THE UNDERSIGNED PERSONS HEREBY agree to file with the Securities and Exchange Commission a joint Schedule 13G on behalf of each of the undersigned with respect to their ownership of shares of Common Stock of International Network Services.



                                        /s/ Donald K. McKinney
                                      ----------------------------------------
                                        Donald K. McKinney,
                                        Trustee of the McKinney Family Trust


                                        /s/ Rebecca McDaniel McKinney
                                      ----------------------------------------
                                        Rebecca McDaniel McKinney,
                                        Trustee of the McKinney Family Trust